Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in the registration statements (No. 333-46091, 333-114836 and 333-128245) on Form S-8 of Pope Resources, A Delaware Limited Partnership of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnership, and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Pope Resources, A Delaware Limited Partnership. Our report dated February 28, 2007, contains an explanatory paragraph that states effective January 1, 2006, the Partnership adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.”

/s/ KPMG LLP

Seattle, Washington

February 28, 2007